Issuer Free Writing Prospectus Dated March 16, 2012

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 15, 2012

Relating to Registration Statement No. 333-176772

Quantum Fuel Systems Technologies Worldwide, Inc.

Pricing Term Sheet

Pricing Term Sheet – March 16, 2012

17,200,000 Shares of Common Stock

Series B Warrants to Purchase up to 10,320,000 Shares of Common Stock

Series C Warrants to Purchase up to 17,200,000 Shares of Common Stock and up

to 8,084,000 Series B Warrants

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated March 15, 2012 (the “Prospectus Supplement”) and the accompanying base prospectus dated September 29, 2011, as amended on September 23, 2011, included in the Registration Statement on Form S-3 (No. 333-176772) of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”).

Issuer:	Quantum Fuel Systems Technologies Worldwide, Inc.

Issuer Symbol:	QTWW

Exchange:	NASDAQ Global Market

Securities Offered By the Issuer:	17,200,000 shares of common stock, Series B Warrants to purchase up to 10,320,000 shares of common stock and Series C Warrants to purchase up to 17,200,000 shares of common stock and up to 8,084,000 Series B Warrants. The shares, Series B Warrants and Series C Warrants will be sold together as units, with each unit consisting of one share of common stock, 0.6 of a Series B Warrant to purchase one share of common stock and one Series C Warrant to purchase one share of common stock and 0.47 of a Series B Warrant. The Series B Warrants will have an initial exercise price of $1.02 per share. The Series C Warrants will have an initial exercise price of $0.85 per share and Series B Warrant.

Price to the Public:	$0.83 per share of common stock, $0.01 per Series B Warrant and $0.01 per Series C Warrant.

Over-Allotment Option:	The underwriters have an option that expires on the closing date of this offering to purchase up to an additional 1,548,000 Series B Warrants and/or up to an additional 2,580,000 Series C Warrants solely to cover over-allotments. The underwriters have a 30-day option beginning March 16, 2012 to purchase up to an additional 2,580,000 shares of common stock solely to cover over-allotments.

Underwriting Discounts and Commission:	$0.0664 per share of common stock, $0.0008 per Series B Warrant and $0.0008 per Series C Warrant.

Proceeds before expenses (excluding the over-allotment):	$13,425,081.60 (after deducting the underwriters’ discounts and commissions)

Form of Offering:	Firm commitment underwritten public offering pursuant to a registration statement on Form S-3 that was initially filed on September 9, 2011 and declared effective on September 29, 2011

Trade Date:	March 16, 2012

Settlement Date:	March 20, 2012 and March 21, 2012

CUSIP:	74765E 208 for the shares 74765E 158 for the Series B Warrants and 74765E 166 for the Series C Warrants

Underwriters:	Roth Capital Partners, LLC

Merriman Capital, Inc.

Quantum Fuel Systems Technologies Worldwide, Inc. filed a registration statement (including a base prospectus and a preliminary prospectus supplement thereto) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest you should read the base prospectus and the preliminary prospectus supplement thereto in that registration statement (including the documents incorporated by reference therein) and other documents Quantum Fuel Systems Technologies Worldwide, Inc. has filed with the SEC for more complete information about Quantum Fuel Systems Technologies Worldwide, Inc. and this offering. You may obtain these documents for free by visiting EDGAR or the SEC website at www.sec.gov. Alternatively, a written prospectus and accompanying preliminary prospectus supplement related to the offering may be obtained from Roth Capital Partners, LLC, at 24 Corporate Plaza, Newport Beach, CA 92660, Attention: Robert Stephenson, or by telephone at 949-720-5750.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.